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                                                              Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                     Three Months Ended      Six Months Ended
                                           June 30               June 30
                                     ------------------      ----------------
                                         1997      1996       1997       1996
                                         ----      ----       ----       ----
EARNINGS:
Primary:
Net income, as reported              $230,524   130,053    355,073    258,874
PSOP preferred dividends declared
  (net of taxes)                       (2,168)   (2,159)    (4,353)    (4,324)
Premium on preferred
 shares redeemed                         (651)     (232)      (911)      (440)
                                     --------  --------   --------   --------
    Net income, as adjusted          $227,705   127,662    349,809    254,110
                                     ========  ========   ========   ========
Fully diluted:
Net income, as reported              $230,524   130,053    355,073    258,874
Dividends on monthly income
 preferred securities
 (net of taxes)                         2,019     2,019      4,037      4,037
Additional PSOP expense (net of
 taxes) due to assumed conversion
 of preferred stock                      (666)     (755)    (1,336)    (1,513)
Premium on preferred
 shares redeemed                         (651)     (232)      (911)      (440)
                                     --------  --------   --------   --------
    Net income, as adjusted          $231,226   131,085    356,863    260,958
                                     ========  ========   ========   ========

SHARES:
Primary:
Weighted average number of common
 shares outstanding, per
 consolidated financial
 statements                            83,607    83,522     83,489     83,749
Additional dilutive effect of
 assumed exercise of outstanding
 stock options (based on treasury
 stock method using average
 market price)                          1,242       988      1,190      1,089
                                      -------   -------    -------    -------
   Weighted average, as adjusted       84,849    84,510     84,679     84,838
                                      =======   =======    =======    =======

Fully diluted:
Weighted average number of common
 shares outstanding, per
 consolidated financial
 statements                            83,607    83,522     83,489     83,749
Additional dilutive effect of:
 Assumed conversion of
  PSOP preferred stock                  3,915     3,977      3,924      3,984
 Assumed conversion of monthly
  income preferred securities           3,509     3,509      3,509      3,509
 Assumed exercise of outstanding
  stock options (based on treasury
  stock method using market
  price at end of period)               1,394     1,003      1,423      1,016
                                      -------   -------    -------    -------
   Weighted average, as adjusted       92,425    92,011     92,345     92,258
                                      =======   =======    =======    =======

EARNINGS PER COMMON SHARE:
    Primary                             $2.68      1.51       4.13       3.00
    Fully diluted                       $2.50      1.42       3.86       2.83